Exhibit (a.2)

FRONTIER FUNDS, INC.

ARTICLES OF AMENDMENT

Frontier Funds, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation from Frontier Funds, Inc. to MFG Funds, Inc.

SECOND: The Charter is hereby further amended to change the name of the two series of the Corporation’s common stock, par value $0.01 per share, as set forth below.

Current Name	New Name

Frontier MFG Global Sustainable Fund	MFG Global Sustainable Fund
Frontier MFG Core Infrastructure Fund	MFG Core Infrastructure Fund

THIRD: The foregoing amendments to the Charter were approved by a majority of the entire Board of Directors of the Corporation and are limited to changes expressly authorized by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH: These Articles of Amendment shall become effective on October 31, 2025.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Secretary on this 15th day of October, 2025.

ATTEST:	FRONTIER FUNDS, INC.

/s/ Benjamin D. Jones	By:	/s/ Charles S. Thompson II
Benjamin D. Jones		Charles S. Thompson II
Secretary		President